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                                                                      EXHIBIT 99
                                                            TO CURRENT REPORT ON
                                                                        FORM 8-K


               CORAM HEALTHCARE CORPORATION ANNOUNCES SETTLEMENT

                    OF OIG INVESTIGATION OF T2 MEDICAL, INC.



         NEWPORT BEACH, Calif. -- (BUSINESS WIRE) -- Sept. 26, 1994 -- Coram Healthcare Corp. (NYSE: CRH), announced that its T2 Medical, Inc. subsidiary is settling the two-year investigation conducted by the Office of Inspector
General (OIG) of the U.S. Department of Health and Human Services, through the office of the U.S. Attorney for the Northern District of Georgia, of T2 Medical's financial arrangements with physicians.

         T2 Medical, in expressly denying liability, will agree to a civil order which enjoins it from violating federal anti-kickback and false claims laws related to Medicare/Medicaid reimbursement. The order further requires T2 Medical to comply with certain standards when providing management or other services to physicians.

         Under the terms of the settlement, T2 Medical will pay the federal government $500,000 to reimburse the government for the costs of its investigation and settle its claims. T2 Medical will continue to participate in the Medicare/Medicaid program. The settlement is subject to court approval.

         Commenting on the settlement, James M. Sweeney, Coram's chairman and chief executive officer, said: "We are extremely pleased that we were able to enter into this type of settlement and put the OIG investigation behind us. We sought resolution to avoid the burden and expense of litigation and to eliminate any taint which the investigation may have put on our efforts to become the industry leader in the delivery of alternate site healthcare. The settlement will not affect the way we plan to do business in the future."

         Coram was formed as a result of what is believed to be the first four-way public company merger in history. The merger, completed on July 8, 1994, united T2 Medical, Curaflex Health Services, Medisys Inc., and HealthInfusion Inc. Coram Healthcare Corp. provides a wide range of alternate site healthcare delivery services including ambulatory and infusion therapies, lithotripsy, and institutional pharmacy services.

         CONTACT:   Paine & Associates, Costa Mesa, Calif.
                    Erin Peacock or David Paine, 714/755-0400



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